Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement Nos. 333-292558, 333-278803, 333-283503 and 333-284641 on Form N-2 of our report dated March 2, 2026, relating to the financial statements of CLO Formation JV, LLC included in this Annual Report on Form 10-K of Great Elm Capital Corp. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 2, 2026